Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Other Jurisdiction of Incorporation or Organization
ARC Fat Patty’s, LLC	Louisiana
DWAG Valdosta, LLC	Georgia
Seediv, LLC	Louisiana
DWAG NAMF LLC	Florida
DWAG Franchisor LLC	Florida
WH Franchisor LLC	Florida
ARC WingHouse LLC	Florida